Novocure Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Company Update

Full year 2025 net revenues of $655 million and fourth quarter net revenues of $174 million

Optune Pax® FDA approved for the treatment of locally advanced pancreatic cancer

BAAR, Switzerland – Novocure (NASDAQ: NVCR) today reported financial results for the quarter and full year ended December 31, 2025. Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer by developing and commercializing its innovative therapy, Tumor Treating Fields (TTFields).

“In 2025, a record number of patients received treatment with Novocure’s Tumor Treating Fields therapy, a milestone that reflects our growth and commitment to advancing the treatment of cancer with our technology,” said Frank Leonard, CEO, Novocure. “This momentum continues in 2026 with the U.S. FDA approval of Optune Pax for pancreatic cancer, an achievement we are incredibly proud of given the exceptional challenge of developing treatment for this disease. We are well-positioned to continue to drive our patient-forward mission while prioritizing our goal of achieving profitability.”

Financial updates for the fourth quarter and full year ended December 31, 2025:
•Total net revenues for the year were $655.4 million, an increase of 8% year-over-year.
•Total net revenues for fourth quarter were $174.4 million, an increase of 8% year-over-year, primarily driven by an increase in active patients on therapy.
◦The U.S., Germany, France and Japan contributed $101.6 million, $21.3 million, $20.3 million and $10.2 million in quarterly net revenues, respectively, with our other active markets contributing $16.3 million.
◦Revenue in Greater China from Novocure’s partnership with Zai Lab totaled $4.6 million.
◦Recognized revenue from Optune Lua® in the fourth quarter was $3.5 million, including $2.4 million from non-small cell lung cancer (NSCLC) and $1.1 million from malignant pleural mesothelioma (MPM).
•Gross margin for the quarter was 76%, compared to 79% in the prior year. The reduction was primarily driven by the continued roll out of our Head Flexible Electrode (HFE) array for use with Optune Gio®, costs associated with treating NSCLC patients prior to establishing reimbursement and increased tariffs.
•Research, development and clinical studies expenses for the quarter were $60.9 million, an increase of 19% from the same period in 2024, primarily driven by higher clinical trial costs associated with the KEYNOTE D58 and LUNAR-2 trials, as well as higher regulatory affairs expenses.
•Sales and marketing expenses for the quarter were $68.7 million, an increase of 2% from the same period in 2024, primarily driven by higher marketing expenses in preparation for the U.S. launch of Optune Pax.

•General and administrative expenses for the quarter were $43.0 million, a decrease of 41% from the same period in 2024. This was primarily driven by a decrease in share-based compensation expenses.
•Net loss for the quarter was $24.5 million with loss per share of $0.22.
•Adjusted EBITDA* for the quarter was $(16.4) million.
•Cash, cash equivalents and short-term investments were $447.7 million as of December 31, 2025.
Operational updates for the year and fourth quarter ended December 31, 2025:
•As of December 31, 2025, there were 4,620 total active patients on TTFields therapy globally.
•Optune Gio
◦1,609 Optune Gio prescriptions for the treatment of GBM were received in the quarter, an increase of 6% from the same period in 2024. The U.S., Germany, France and Japan contributed 950; 178; 197 and 139 prescriptions, respectively, with the remaining 145 prescriptions contributed by other active markets.
◦As of December 31, 2025, there were 4,464 active Optune Gio patients on therapy. The U.S., Germany, France and Japan contributed 2,251; 623; 509 and 542 Optune Gio active patients, respectively, with the remaining 539 active patients contributed by other active markets.
•Optune Lua
◦145 total prescriptions for Optune Lua were received in the quarter.
◦118 Optune Lua prescriptions were received for the treatment of NSCLC. The U.S., Germany and France contributed 87; 29 and 1 prescriptions, respectively, with the remaining 1 prescription received from other active markets.
◦27 Optune Lua prescriptions were received for the treatment of MPM. The U.S. and Germany contributed 10 and 16 prescriptions, respectively, with the remaining 1 prescription received from other active markets.
◦As of December 31, 2025, there were 122 active Optune Lua patients on therapy for the treatment of NSCLC. The U.S. and Germany contributed 102 and 19 active patients, respectively, with the remaining 1 active patient contributed by other active markets.
◦As of December 31, 2025, there were 34 active Optune Lua patients on therapy for the treatment of MPM. The U.S. and Germany contributed 8 and 24 active patients, respectively, with the remaining 2 active patients contributed by other active markets.
•In its Q1 2026 financial reporting, Novocure intends to stop reporting new prescriptions received in indications which have been commercially available for more than one year (GBM, MPM and NSCLC). Prescriptions received for the treatment of pancreatic cancer will be provided for a one-year period following launch. Novocure will continue to report active patients on therapy separated by product (Optune Gio, Optune Lua, Optune Pax) and material market.

Fourth quarter and recent updates:
•December 2025

◦Novocure announced the appointment of Frank Leonard as Chief Executive Officer. Mr. Leonard previously served as Novocure’s President.
◦Novocure submitted the final module of its premarket approval (PMA) application to the U.S. Food and Drug Administration (FDA) for TTFields therapy use for the treatment of brain metastases from NSCLC.
•January 2026
◦Public health insurers in Czechia announced coverage for Optune Gio for the treatment of adult patients with newly diagnosed GBM.
•February 2026
◦The U.S. FDA approved Optune Pax for the treatment of adult patients with locally advanced pancreatic cancer concomitant with gemcitabine and nab-paclitaxel.
◦British Columbia (BC) Cancer announced coverage for Optune Gio for adult patients with newly diagnosed GBM.
◦Chief Medical Officer Nicolas Leupin, M.D., Ph.D., resigned effective February 25, 2026. Chief Innovation Officer Uri Weinberg, M.D., Ph.D, will lead the organization that reported to Dr. Leupin.
◦In January 2026, Novocure’s billing privileges for its products with the U.S. Centers for Medicare & Medicaid Services (CMS) were revoked retroactive to December 17, 2025 due to an administrative process issue identified during Novocure’s DME supplier re-validation. On February 24, 2026, Novocure received notification from CMS rescinding the revocation of billing privileges and reinstating Novocure’s billing privileges retroactively to December 17, 2025. Novocure does not believe there will be any impact to its ability to recognize revenue for services provided during the period of ineligibility.
◦William Vernon stepped down as Lead Independent Director and Chairperson of Novocure’s Compensation Committee, effective February 25, 2026. Martin Madden, current member of the board, assumed the roles of Lead Independent Director and Chairperson of the Compensation Committee. Mr. Vernon continues to serve as a director of Novocure’s board.

2026 Financial Guidance
Novocure’s guidance for the full year 2026 is summarized below.

Total net revenues	$675 million - $705 million
Adjusted EBITDA*	$(20) million - $0 million

This guidance assumes full-year low-to-mid single digit net revenue growth from Optune Gio, net revenue contribution from Optune Lua and Optune Pax, collectively, between $15 million to $25 million, mid-70’s percent gross margin, and foreign exchange rates as of December 31, 2025.

Anticipated clinical and regulatory milestones:

•Topline data from the Phase 2 PANOVA-4 clinical trial in metastatic pancreatic cancer (Q1 2026).
•Topline data from the Phase 3 TRIDENT clinical trial in newly diagnosed GBM (Q2 2026).
•Decision by the FDA on the PMA application for the use of TTFields therapy for the treatment of brain metastases from NSCLC (Q4 2026).
•Complete enrollment in Phase 3 KEYNOTE D58 clinical trial in newly diagnosed GBM (Q4 2026).

Four quarter and full year 2025 financial results conference call:
Novocure will host a conference call and webcast to discuss fourth quarter and full year 2025 financial results at 8:00 a.m. EST today, Thursday, February 26, 2026. To access the conference call by phone, use the following conference call registration link, and dial-in details will be provided. To access the webcast, use the following webcast registration link.

The webcast and earnings slides presented during the webcast and the corporate presentation can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations, and will be available for at least 14 days following the call. Novocure has used, and intends to continue to use, its investor relations website, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma, pancreatic cancer, non-small cell lung cancer, malignant pleural mesothelioma and pleural mesothelioma. Novocure has several additional ongoing or completed clinical trials exploring the use of Tumor Treating Fields therapy in the treatment of glioblastoma, non-small cell lung cancer and pancreatic cancer.

Novocure’s global headquarters is located in Baar, Switzerland, with U.S. headquarters located in Portsmouth, New Hampshire and research and development facilities located in Haifa, Israel. For additional information about the company, please visit Novocure.com and follow @Novocure on LinkedIn and X (Twitter).

*Non-GAAP Financial Measurements
We measure our performance based upon a non-U.S. GAAP measurement of earnings before interest, taxes, depreciation, amortization and shared-based compensation (Adjusted EBITDA). We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because it helps investors compare the results of our operations from period to period by removing the impact of earnings attributable to our capital structure, tax rate and material non-cash items, specifically share-based compensation. Novocure does not provide a reconciliation to GAAP basis for forward-looking Adjusted

EBITDA guidance due to the inability to predict share-based compensation expenses contained in the GAAP measure (net income) without unreasonable efforts.

Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical study progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, environmental, regulatory and political conditions and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 26, 2026, and subsequent flings with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Consolidated Statements of Operations
USD in thousands (except share and per share data)

	Three Months Ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Net revenues	$174,350	$161,266	$655,353	$605,220
Cost of revenues	42,157	33,466	166,879	137,181
Gross profit	132,193	127,800	488,474	468,039

Operating costs and expenses:
Research, development and clinical studies	60,905	51,210	224,544	209,645
Sales and marketing	68,660	67,411	240,064	239,063
General and administrative	43,021	72,483	177,666	189,827
Total operating costs and expenses	172,586	191,104	642,274	638,535

Operating income (loss)	(40,393)	(63,304)	(153,800)	(170,496)
Financial (expenses) income, net	(561)	8,098	17,550	39,334

Income (loss) before income tax	(40,954)	(55,206)	(136,250)	(131,162)
Income tax	(16,455)	10,716	(23)	37,465
Net income (loss)	$(24,499)	$(65,922)	$(136,227)	$(168,627)

Basic and diluted net income (loss) per ordinary share	$(0.22)	$(0.61)	$(1.22)	$(1.56)
Weighted average number of ordinary shares used in computing basic and diluted net income (loss) per share	112,244,399	108,474,919	111,471,991	107,834,368

Consolidated Balance Sheets
USD in thousands (except share data)

	December 31,
U.S. dollars in thousands	2025	2024
Assets
Current assets:
Cash and cash equivalents	$93,548	$163,767
Short-term investments	354,126	796,106
Restricted cash	9,842	2,327
Trade receivables, net	89,435	74,226
Receivables and prepaid expenses	58,669	35,063
Inventories	41,111	35,086
Total current assets	646,731	1,106,575
Long-term assets:
Property and equipment, net	77,606	77,660
Field equipment, net	22,066	14,811
Right-of-use assets	47,327	27,120
Other long-term assets	10,596	14,618
Total long-term assets	157,595	134,209
Total assets	$804,326	$1,240,784

Consolidated Balance Sheets
USD in thousands (except share data)

	December 31,
U.S. dollars in thousands, except share and per share data	2025	2024
Liabilities and shareholders’ equity
Current liabilities:
Convertible note	$—	$558,160
Trade payables	122,231	105,086
Other payables, lease liabilities and accrued expenses	100,997	93,148
Total current liabilities	223,228	756,394
Long-term liabilities:
Senior secured credit facility, net	195,047	97,300
Long term leases	41,647	19,971
Employee benefit liabilities	3,938	6,940
Total long-term liabilities	240,632	124,211
Total liabilities	463,860	880,605
Commitments and contingencies
Shareholders’ equity:
Share capital -
Ordinary shares - No par value, Unlimited shares authorized; Issued and outstanding: 112,492,667 shares and 108,516,819 shares at December 31, 2025 and December 31, 2024 respectively;	—	—
Additional paid-in capital	1,634,264	1,519,809
Accumulated other comprehensive income (loss)	(3,441)	(5,500)
Retained earnings (accumulated deficit)	(1,290,357)	(1,154,130)
Total shareholders’ equity	340,466	360,179
Total liabilities and shareholders’ equity	$804,326	$1,240,784

Non-U.S. GAAP financial measures reconciliation
USD in thousands

	Three months ended December 31,			Twelve months ended December 31,
	2025	2024	% Change	2025	2024	% Change
Net income (loss)	$(24,499)	$(65,922)	(63)%	$(136,227)	$(168,627)	(19)%
Add: Income tax	(16,455)	10,716	(254)%	$(23)	$37,465	(100)%
Add: Financial expenses (income), net	561	(8,098)	(107)%	$(17,550)	$(39,334)	(55)%
Add: Depreciation and amortization	4,218	3,104	36%	$14,650	$11,235	30%
EBITDA	$(36,175)	$(60,200)	(40)%	$(139,150)	$(159,261)	(13)%
Add: Share-based compensation	19,816	62,757	(68)%	$104,832	$160,035	(34)%
Adjusted EBITDA	$(16,359)	$2,557	(740)%	$(34,318)	$774	(4,534)%

Active Patients

	December 31,
Operating statistics	2025			2024
	Optune Gio	Optune Lua	Total	Optune Gio	Optune Lua	Total
Active patients at period end*
United States	2,251	110	2,361	2,161	31	2,192
International markets:
Germany	623	43	666	564	11	575
France	509	—	509	426	—	426
Japan	542	—	542	420	—	420
Other international	539	3	542	506	7	513
International markets - Total	2,213	46	2,259	1,916	18	1,934

	4,464	156	4,620	4,077	49	4,126
*Optune Lua includes active patients being treated for non-small cell lung cancer and malignant pleural mesothelioma.

INVESTORS:
Adam Daney
investorinfo@novocure.com

MEDIA:
Catherine Falcetti
media@novocure.com

Indication and Important Safety Information for Optune Gio®

What is Optune Gio ® approved to treat?
Optune Gio is a wearable, portable, FDA-approved device indicated to treat a type of brain cancer called glioblastoma multiforme (GBM) in adult patients 22 years of age or older.

Newly diagnosed GBM
If you have newly diagnosed GBM, Optune Gio is used together with a chemotherapy called temozolomide (TMZ) if:
•Your cancer is confirmed by your healthcare professional AND
•You have had surgery to remove as much of the tumor as possible

Recurrent GBM
If your tumor has come back, Optune Gio can be used alone as an alternative to standard medical therapy if:
•You have tried surgery and radiation and they did not work or are no longer working AND
•You have tried chemotherapy and your GBM has been confirmed by your healthcare professional

Who should not use Optune Gio?
Optune Gio is not for everyone. Talk to your doctor if you have:
•An implanted medical device (programmable shunt), skull defect (missing bone with no replacement), or bullet fragment. Optune Gio has not been tested in people with implanted electronic devices, which may cause the devices not to work properly, and Optune Gio has not been tested in people with skull defects or bullet fragments, which may cause Optune Gio not to work properly
•A known sensitivity to conductive hydrogels (the gel on the arrays placed on the scalp like the ones used on EKGs). When Optune Gio comes into contact with the skin, it may cause more redness and itching or may rarely cause a life-threatening allergic reaction

Do not use Optune Gio if you are pregnant or are planning to become pregnant. It is not known if Optune Gio is safe or effective during pregnancy.

What should I know before using Optune Gio?
Optune Gio should only be used after receiving training from qualified personnel, such as your doctor, a nurse, or other medical staff who have completed a training course given by Novocure®, the maker of Optune Gio.
•Do not use any parts that did not come with the Optune Gio Treatment Kit sent to you by Novocure or given to you by your doctor
•Do not get the device or transducer arrays wet

•If you have an underlying serious skin condition on the scalp, discuss with your doctor whether this may prevent or temporarily interfere with Optune Gio treatment

What are the possible side effects of Optune Gio?
Most common side effects of Optune Gio when used together with chemotherapy (temozolomide, or TMZ) were low blood platelet count, nausea, constipation, vomiting, tiredness, scalp irritation from the device, headache, seizure, and depression. The most common side effects when using Optune Gio alone were scalp irritation (redness and itchiness) and headache. Other side effects were malaise, muscle twitching, fall and skin ulcers. Talk to your doctor if you have any of these side effects or questions.

Please visit OptuneGio.com for Instructions For Use (IFU) for complete information regarding the device’s indications, contraindications, warnings, and precautions.

Indication and Important Safety Information for Optune Lua®

What is Optune Lua ® approved to treat?
Optune Lua is a wearable, portable, FDA-approved device used together with PD-1/PD-L1 inhibitors (immunotherapy) or docetaxel. It is indicated for adult patients with metastatic non-small cell lung cancer (mNSCLC) who have progressed on or after a platinum-based regimen.

Who should not use Optune Lua?
Optune Lua for mNSCLC is not for everyone. Talk to your doctor if you have:
•An electrical implant. Use of Optune Lua together with electrical implants has not been tested and may cause the implanted device not to work properly
•A known sensitivity to gels like the gel used on electrocardiogram (ECG) stickers or transcutaneous electrical nerve stimulation (TENS) electrodes. In this case, skin contact with the gel used with Optune Lua may commonly cause increased redness and itching, and rarely may even lead to severe allergies such as a fall in blood pressure and difficulty breathing
•Do not use Optune Lua if you are pregnant or are planning to become pregnant. It is not known if Optune Lua is safe or effective during pregnancy.

What should I know before using Optune Lua?

Optune Lua should only be used after receiving training from qualified personnel, such as your doctor, a nurse, or other medical staff who have completed a training course given by Novocure®, the maker of Optune Lua.
•Do not use any parts that did not come with Optune Lua Treatment Kit sent to you by Novocure or given to you by your doctor
•Do not get the device or transducer arrays wet
•Please be aware that Optune Lua has a cord that plugs into an electrical socket. Be careful of tripping when it’s connected

•If you have an underlying serious skin condition where the transducer arrays are placed, discuss with your doctor whether this may prevent or temporarily interfere with Optune Lua treatment.

What are the possible side effects of Optune Lua?

The most common side effects of Optune Lua when used together with certain immunotherapy and chemotherapy drugs were dermatitis, pain in the muscles, bones, or joints, fatigue, anemia, alopecia (hair loss), dyspnea, nausea, cough, diarrhea, anorexia, pruritus (itching), leukopenia, pneumonia, respiratory tract infection, localized edema (swelling), rash, pain, constipation, skin ulcers, hypokalemia (low potassium levels), hypoalbuminemia (low albumin levels), hyponatremia (low sodium levels), and dysphagia (difficulty swallowing).
Other potential adverse effects associated with the use of Optune Lua include treatment related skin irritation, allergic reaction to the adhesive or to the gel, overheating of the array leading to pain and/or local skin burns, infections at site where the arrays make contact with the skin, local warmth and tingling sensation beneath the arrays, medical device site reaction, muscle twitching, and skin breakdown/skin ulcer. Talk to your doctor if you have any of these side effects or questions.

Please visit OptuneLua.com for Instructions For Use (IFU) for complete information regarding the device’s indications, contraindications, warnings, and precautions.

Indication and Important Safety Information for Optune Pax®

What is Optune Pax® approved to treat?

Optune Pax is an FDA-approved wearable therapeutic device, used together with gemcitabine and nab-paclitaxel (a chemotherapy combination). It is indicated for the treatment of adult patients with locally advanced pancreatic cancer.

Who should not use Optune Pax?

Optune Pax for locally advanced pancreatic cancer is not for everyone. Talk to your doctor if you have:
•An electrical implant. Use of Optune Pax together with electrical implants has not been tested and may cause the implanted device not to work properly.
•A known sensitivity to gels like the gel used on electrocardiogram (ECG) stickers or transcutaneous electrical nerve stimulation (TENS) electrodes. In this case, skin contact with the gel used with Optune Pax may commonly cause increased redness and itching. In rare cases, it may lead to severe allergic reactions that can cause a drop in blood pressure and difficulty breathing
•Do not use Optune Pax if you are pregnant or are planning to become pregnant. If you are a woman who is able to get pregnant, you must use birth control when using the device. It is not known if Optune Pax is safe or effective during pregnancy.

What should I know before using Optune Pax?

Optune Pax should only be used after receiving training from qualified personnel, such as your doctor, a nurse, or other medical staff who have completed a training course given by Novocure®, the maker of Optune Pax.
•Do not use any parts that did not come with the Optune Pax Treatment Kit sent to you by Novocure or given to you by your doctor
•Do not get the device or transducer arrays wet
•Please be aware that Optune Pax has a cord that plugs into an electrical socket. Be careful of tripping when it's connected
•If you have an underlying skin condition where the transducer arrays are placed, discuss with your doctor whether this may prevent or temporarily interfere with Optune Pax treatment
•
What are the possible side effects of Optune Pax?

The most common side effects of Optune Pax used together with chemotherapy drugs were low neutrophils, low red blood cell count, low platelet count, low white blood cell count, diarrhea, nausea, vomiting, abdominal pain, constipation, fatigue, swelling, fever, pain, COVID-19, infection, respiratory tract infection, urinary tract infection, pneumonia, liver enzyme increased, weight loss, low potassium level, low albumin level, high blood sugar, muscle pain, neuropathy peripheral (damage to the nerves outside the brain and spinal cord), taste disorder, dizziness, difficulty sleeping, shortness of breath, hair loss, skin-related disorders, and low blood pressure.

Device-related skin adverse effects associated with the use of Optune Pax include skin inflammation, rash, itching, skin redness, skin irritation, skin infection, heavy sweating, and open sores. Other device-related adverse effects associated with the use of Optune Pax include overheating of the array, leading to pain and/or local skin burns, allergic reaction to the adhesive or gel from the transducer arrays, and local warmth and tingling sensation beneath the arrays. Talk to your doctor if you have any of these side effects or have any questions.

Please visit OptunePax.com for Instructions For Use (IFU) for complete information regarding the device’s indications, contraindications, warnings, and precautions.